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                     AMORTIZING RESIDENTIAL COLLATERAL TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-BC4



                                 TERMS AGREEMENT


                                                            Dated:  May 31, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of May 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 2001-BC4.

Terms of the Series 2001-BC4 Certificates: Amortizing Residential Collateral Trust Mortgage Pass-Through Certificates, Series 2001-BC4, Class A1, Class A2, Class A-I0, Class M1, Class M2, Class B, Class X, Class R and Class P (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of 3,385 conventional, first lien, fixed and adjustable rate, fully amortizing and balloon, residential mortgage loans (the "Mortgage Loans") having a Scheduled Principal Balance as of the Cut-off Date of $468,586,826. Only the Class A2, Class A-I0, Class M1, Class M2 and Class B (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-35026.

Certificate Ratings: It is a condition to the issuance of the Class A2 and Class A-I0 Certificates that they be rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch, Inc. ("Fitch," and together with Moody's and S&P, the "Rating Agencies"). It is a condition to the issuance of the Class M1 Certificates that they be rated "Aa2" by Moody's and "AA" by each of S&P and Fitch. It is a condition to the issuance of the Class M2 Certificates that they be rated "A2" by Moody's and "A" by each of S&P and Fitch. It is a condition to the issuance of the Class B Certificates that they be rated "Baa2" by Moody's and "BBB" by each of S&P and Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from

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the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  May 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about June 8, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.


                                       2
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         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.




                                           LEHMAN BROTHERS INC.



                                           By: /s/ Stanley Labanowski
                                               ------------------------------
                                               Name:  Stanley Labanowski
                                               Title: Senior Vice President


Accepted:

STRUCTURED ASSET SECURITIES
    CORPORATION


By: /s/ Ellen V. Kiernan
    --------------------------
    Name:  Ellen V. Kiernan
    Title: Vice President



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


                                              Schedule 1

                                                                                        Purchase
                               Initial Certificate           Certificate                  Price
         Class                 Principal Amount(1)          Interest Rate              Percentage
---------------------        -----------------------       ---------------           --------------
Class A2                          $104,312,000.00                (2)                     100.00%
Class A-I0                              (3)                     6.00%                    100.00%
Class M1                          $ 14,058,000.00                (2)                     100.00%
Class M2                          $  9,372,000.00                (2)                     100.00%
Class B                           $  5,858,000.00                (2)                     100.00%

-----------------

(1)    Approximate.
(2) Interest will accrue on the Class A2, M1, M2 and B Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the Prospectus Supplement.
(3) The Class A-I0 Certificate will have no principal amount; it will accrue interest on a scheduled declining notional amount, as described in the prospectus supplement.